Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Third Quarter and First Nine Months 2024 Results

■Third quarter of 2024 net sales increased 3% versus the third quarter of 2023.

■Gross profit in the third quarter of 2024 was $698 million, an increase of 5.5% versus the third quarter of 2023. Gross margin in the third quarter of 2024 improved by 90 basis points(a) to 39.5%.

■Income from operations for the third quarter of 2024 was $227 million, an increase of $11 million, or 5%, versus the third quarter of 2023. Operating margin for the third quarter of 2024 was 12.9% as compared to 12.6% for the third quarter of 2023, an increase of 30 basis points.

Key Results

	Third Quarter			First Nine Months
(in millions)	2024	2023	Change	2024	2023	Change
Standard physical case volume	89.9	91.8	(2.1)%	263.4	266.8	(1.3)%
Net sales	$1,765.7	$1,712.4	3.1%	$5,153.2	$5,022.9	2.6%
Gross profit	$698.0	$661.6	5.5%	$2,055.3	$1,957.2	5.0%
Gross margin	39.5%	38.6%		39.9%	39.0%
Income from operations	$227.1	$216.3	5.0%	$701.6	$656.0	7.0%
Operating margin	12.9%	12.6%		13.6%	13.1%

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2024	2023	Change	2024	2023	Change
Sparkling bottle/can	$1,034.7	$977.7	5.8%	$3,025.9	$2,892.1	4.6%
Still bottle/can	$585.5	$576.0	1.7%	$1,694.7	$1,660.5	2.1%

Third Quarter and First Nine Months 2024 Review

CHARLOTTE, October 30, 2024 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter ended September 27, 2024 and the first nine months of fiscal 2024.

“Our third quarter results reflect our steady focus on the operating fundamentals of our business. Strong commercial execution against our world class beverage portfolio, disciplined expense management and building on our purpose-driven culture are at the core of what we do every day,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our continued solid growth is a testament to the dedication of our teammates and our commitment to reinvest in our business to build long-term value.”

“While we are pleased with our operating results, our teammates and the communities we serve in Western North Carolina and Eastern Tennessee have suffered incredible loss as a result of Hurricane Helene,” Mr. Harrison continued. “Supporting our local communities is foundational to our culture and our Company. We are actively supporting the impacted areas as we partner with relief organizations to help our teammates, customers and communities recover from the destruction.”

Net sales increased 3.1% to $1.8 billion in the third quarter of 2024 and increased 2.6% to $5.2 billion in the first nine months of 2024. Sparkling and Still net sales increased 5.8% and 1.7%, respectively, compared to the third quarter of 2023. The net sales improvement was driven by Sparkling volume growth and pricing actions taken during the first quarter of 2024.

Standard physical case volume was down 2.1% in the third quarter of 2024 and down 1.3% in the first nine months of the year. For the first nine months of 2024, comparable(b) standard physical case volume decreased 0.9% compared to the first nine months of 2023, which included one additional selling day. Sparkling category volume increased 0.8% during the third quarter with continued strong performance of multi-serve can packages sold in larger retail stores. Still category physical case volume declined 9.7% during the third quarter of 2024.

As noted in our second quarter 2024 results, we have shifted the distribution of casepack Dasani water sold in Walmart stores to a non-direct store delivery (DSD) method of distribution. As a result, these cases are not included in our 2024 reported case sales. The 2024 impact of this distribution change reduced our reported case sales by 1.8% during the third quarter and 0.9% during the first nine months.

“Our third quarter results reflect the power of Sparkling volume growth, margin improvement and continued strong commercial execution,” said Dave Katz, President and Chief Operating Officer. “Our Sparkling revenue grew nearly 6% this quarter reflecting the strength of our brands and the success of our price and package strategy. While we have opportunities to improve the performance of our Dasani and BodyArmor brands, we’re excited about upcoming Still category offerings designed to strengthen this segment of our business.”

Gross profit in the third quarter of 2024 was $698.0 million, an increase of $36.5 million or 5.5%. Gross margin improved 90 basis points to 39.5%. Pricing actions taken during the first quarter of 2024 along with stable commodity prices contributed to the overall improvement in gross margin. Additionally, our product mix shifted towards Sparkling beverages, which typically carry higher gross margins, during the third quarter of 2024. Gross profit in the first nine months of 2024 was $2.1 billion, an increase of $98.1 million or 5.0%.

“Our strong, consistent cash flow has allowed us to continue to reinvest in the business, strengthening our supply chain and supporting the Company’s overall growth,” Mr. Katz continued. “During the quarter, we completed the purchase of our leased production facility in Nashville, Tennessee for $56 million. We now own all of our production facilities, which we believe to be strategic assets in our operations.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2024 increased $25.7 million, or 5.8%. SD&A expenses as a percentage of net sales increased 70 basis points to 26.7% in the third quarter of 2024. The increase in SD&A expenses as compared to the third quarter of 2023 was primarily driven by an increase in labor costs, mostly related to annual wage adjustments and increased incentive compensation accruals reflecting the strong operating performance in 2024. SD&A expenses in the first nine months of 2024 increased $52.5 million or 4.0%. SD&A expenses as a percentage of net sales in the first nine months of 2024 increased 40 basis points to 26.3% as compared to the first nine months of 2023.

Income from operations in the third quarter of 2024 was $227.1 million, compared to $216.3 million in the third quarter of 2023, an increase of 5.0%. For the first nine months of 2024, income from operations increased $45.6 million to $701.6 million, an increase of 7.0%. Operating margin for the first nine months of 2024 was 13.6% as compared to 13.1% for the first nine months of 2023, an increase of 50 basis points.

Net income in the third quarter of 2024 was $115.6 million, compared to $92.1 million in the third quarter of 2023, an improvement of $23.5 million. Net income for the third quarter of 2024 and the third quarter of 2023 was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven by increases in the future cash flow projections and changes to the discount rate used to compute the fair value of the liability.

Net income in the first nine months of 2024 was $454.2 million, compared to $332.5 million in the first nine months of 2023, an increase of $121.6 million. On an adjusted(b) basis, net income in the first nine months of 2024 was $521.9 million, compared to $488.3 million in the first nine months of 2023, an increase of $33.6 million. Net income for the first nine months of 2023 was adversely impacted by the settlement of our primary pension plan benefit liabilities during the prior year, which resulted in a non-cash charge of $117.1 million. Income tax expense for the first nine months of 2024 was $156.4 million, compared to

$112.4 million for the first nine months of 2023, resulting in an effective income tax rate of 25.6% and 25.3% for the first nine months of 2024 and 2023, respectively.

Cash flows provided by operations for the first nine months of 2024 were $707.9 million, compared to $644.5 million for the first nine months of 2023. Cash flows from operations reflected our strong operating performance during the first nine months of 2024. In the first nine months of 2024, we invested $287 million in capital expenditures as we continue to enhance our supply chain and invest for future growth. During the quarter, we purchased our leased Nashville, Tennessee production facility for approximately $56.0 million. For the full year of 2024, we expect capital expenditures to total approximately $350 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the third quarter ended September 27, 2024 and the first nine months of fiscal 2024 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Scott Anthony (Investors)
Vice President, Corporate Communications Officer	Executive Vice President & Chief Financial Officer
(980) 378-5537	(704) 557-4633
Brian.Little@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of any pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$1,765,652	$1,712,428	$5,153,221	$5,022,902
Cost of sales	1,067,616	1,050,878	3,097,916	3,065,669
Gross profit	698,036	661,550	2,055,305	1,957,233
Selling, delivery and administrative expenses	470,981	445,290	1,353,704	1,301,249
Income from operations	227,055	216,260	701,601	655,984
Interest expense (income), net	2,187	(1,516)	(2,149)	2,766
Pension plan settlement expense	—	77,319	—	117,096
Other expense, net	69,305	19,473	93,127	91,184
Income before taxes	155,563	120,984	610,623	444,938
Income tax expense	39,939	28,891	156,446	112,399
Net income	$115,624	$92,093	$454,177	$332,539

Basic net income per share:
Common Stock	$13.20	$9.82	$49.71	$35.47
Weighted average number of Common Stock shares outstanding	7,756	8,369	8,141	8,369

Class B Common Stock	$13.20	$9.82	$49.25	$35.47
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,005

Diluted net income per share:
Common Stock	$13.18	$9.80	$49.59	$35.38
Weighted average number of Common Stock shares outstanding – assuming dilution	8,772	9,395	9,158	9,398

Class B Common Stock	$13.18	$9.79	$49.00	$35.29
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,016	1,026	1,017	1,029

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 27, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,236,006	$635,269
Short-term investments	215,044	—
Trade accounts receivable, net	556,701	539,873
Other accounts receivable	135,280	119,469
Inventories	334,681	321,932
Prepaid expenses and other current assets	93,421	88,585
Total current assets	2,571,133	1,705,128
Property, plant and equipment, net	1,454,746	1,320,563
Right-of-use assets - operating leases	102,330	122,708
Leased property under financing leases, net	3,550	4,785
Other assets	170,304	145,213
Goodwill	165,903	165,903
Other identifiable intangible assets, net	804,758	824,642
Total assets	$5,272,724	$4,288,942

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$22,323	$26,194
Current portion of obligations under financing leases	2,635	2,487
Dividends payable	21,902	154,666
Accounts payable and accrued expenses	993,995	907,987
Total current liabilities	1,040,855	1,091,334
Deferred income taxes	110,510	128,435
Pension and postretirement benefit obligations and other liabilities	961,691	927,113
Noncurrent portion of obligations under operating leases	85,863	102,271
Noncurrent portion of obligations under financing leases	3,036	5,032
Long-term debt	1,785,782	599,159
Total liabilities	3,987,737	2,853,344

Equity:
Stockholders’ equity	1,284,987	1,435,598
Total liabilities and equity	$5,272,724	$4,288,942

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$454,177	$332,539
Depreciation expense, amortization of intangible assets and deferred proceeds, net	143,179	131,296
Fair value adjustment of acquisition related contingent consideration	90,877	86,038
Deferred income taxes	(18,030)	(34,881)
Pension plan settlement expense	—	117,096
Change in current assets and current liabilities	55,763	35,791
Change in noncurrent assets and noncurrent liabilities	(23,650)	(29,935)
Other	5,577	6,605
Net cash provided by operating activities	$707,893	$644,549

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(287,333)	$(152,260)
Purchases and disposals of short-term investments	(211,256)	—
Other	(9,369)	(8,603)
Net cash used in investing activities	$(507,958)	$(160,863)

Cash Flows from Financing Activities:
Proceeds from bond issuance	$1,200,000	$—
Payments related to share repurchases	(574,009)	—
Cash dividends paid	(163,733)	(42,182)
Payments of acquisition related contingent consideration	(44,243)	(20,979)
Debt issuance fees	(15,365)	(244)
Other	(1,848)	(1,712)
Net cash provided by (used in) financing activities	$400,802	$(65,117)

Net increase in cash during period	$600,737	$418,569
Cash at beginning of period	635,269	197,648
Cash at end of period	$1,236,006	$616,217

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

	Third Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$698,036	$470,981	$227,055	$155,563	$115,624	$13.20
Fair value adjustment of acquisition related contingent consideration	—	—	—	68,592	51,652	5.68
Fair value adjustments for commodity derivative instruments	(1,426)	(631)	(795)	(795)	(599)	(0.07)
Total reconciling items	(1,426)	(631)	(795)	67,797	51,053	5.61
Adjusted results (non-GAAP)	$696,610	$470,350	$226,260	$223,360	$166,677	$18.81

Adjusted % Change vs. Third Quarter 2023	5.3%	5.5%	5.0%

	Third Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$661,550	$445,290	$216,260	$120,984	$92,093	$9.82
Fair value adjustment of acquisition related contingent consideration	—	—	—	18,864	14,212	1.51
Fair value adjustments for commodity derivative instruments	25	703	(678)	(678)	(510)	(0.05)
Pension plan settlement expense	—	—	—	77,319	58,225	6.22
Total reconciling items	25	703	(678)	95,505	71,927	7.68
Adjusted results (non-GAAP)	$661,575	$445,993	$215,582	$216,489	$164,020	$17.50

Results for the first nine months of 2023 include one additional selling day compared to the first nine months of 2024. For comparison purposes, the estimated impact of the additional selling day in the first nine months of 2023 has been excluded from our comparable(b) volume results.

	First Nine Months
(in millions)	2024	2023	Change
Standard physical case volume	263.4	266.8	(1.3)%
Volume related to extra day in fiscal period	—	(0.9)
Comparable standard physical case volume	263.4	265.9	(0.9)%

	First Nine Months 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,055,305	$1,353,704	$701,601	$610,623	$454,177	$49.71
Fair value adjustment of acquisition related contingent consideration	—	—	—	90,877	68,430	7.48
Fair value adjustments for commodity derivative instruments	(1,345)	(420)	(925)	(925)	(697)	(0.08)
Total reconciling items	(1,345)	(420)	(925)	89,952	67,733	7.40
Adjusted results (non-GAAP)	$2,053,960	$1,353,284	$700,676	$700,575	$521,910	$57.11

Adjusted % Change vs. First Nine Months 2023	4.9%	4.2%	6.2%

	First Nine Months 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,957,233	$1,301,249	$655,984	$444,938	$332,539	$35.47
Fair value adjustment of acquisition related contingent consideration	—	—	—	86,038	64,787	6.91
Fair value adjustments for commodity derivative instruments	1,517	(2,211)	3,728	3,728	2,807	0.30
Pension plan settlement expense	—	—	—	117,096	88,173	9.41
Total reconciling items	1,517	(2,211)	3,728	206,862	155,767	16.62
Adjusted results (non-GAAP)	$1,958,750	$1,299,038	$659,712	$651,800	$488,306	$52.09

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.